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Exhibit 23 - Consent of Independent Public Accountants


                          Independent Auditor's Consent



We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-75959, 333-75961 and 333-76180) of North Country Financial Corporation of our report dated January 25, 2002, relating to the consolidated balance sheets of North Country Financial Corporation and Subsidiaries, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, which report is included in the 2001 Annual Report of North Country Financial Corporation and to the continued reference to our firm as experts in the prospectus which is a part of the Registration Statements.



/s/  Wipfli Ullrich Bertelson LLP
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Wipfli Ullrich Bertelson LLP




Appleton, Wisconsin
March 25, 2002


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